Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Health Care Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		0		0	7,188,946	18.64
Class B		0		0	3,475,815	17.26
Class C		0		0	3,148,644	17.25
Class I		0		0	   434,966	19.14

Evergreen Utility and Telecommunications Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	4,377,188	0.15		29,830,173	15.67
Class B	380,653	0.10		3,725,987	15.67
Class C	743,760	0.10		7519,356	15.66
Class I	47,527		0.16 		351,186	15.70